Exhibit 23.1 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation and Subsidiaries on Form S-8 (File No. 333-122859) and Form S-8 (File No. 333-168771) of our report dated September 28, 2012, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2012 and 2011 and for the years then ended, which report is included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2012.

/s/ Marcum LLP

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Marcum LLP

New York, New York

September 28, 2012